QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We hereby consent to the use in this Registration Statement on Amendment No. 1 to Form S-1 of our reports dated December 21, 2008, except for Note 3, "Restatement of Consolidated Financial Statements: Restatement of Redeemable Convertible Preferred Stock and Earnings Per Share," and Note 20 "Subsequent Events," which are as of February 16, 2009, relating to the consolidated financial statements and financial statement schedule of Bridgepoint Education, Inc. and its subsidiaries, which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
San Diego, California
February 16, 2009

QuickLinks

  EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM